Exhibit 19.1

AMERICAN AIRLINES GROUP INC.
AMENDED AND RESTATED INSIDER TRADING COMPLIANCE POLICY

This policy of American Airlines Group Inc., together with its subsidiaries (the “Company”) was adopted by the Board of Directors of the Company on December 18, 2024.
The Company seeks to promote a culture that encourages ethical conduct and a commitment to compliance with the law. We require our personnel to comply at all times with federal laws and regulations governing insider trading. This policy sets forth procedures designed to help comply with these laws and regulations.
Consequences of an insider trading violation are significant and may include civil and criminal penalties for both individuals and for the Company. If a director, officer, or employee violates this policy, Company-imposed sanctions, including removal or dismissal for cause, could result.
Persons Covered
You must comply with this policy if you are:
•a director, officer or employee (full time and part-time);
•an entity controlled by a director, officer or employee; or
•a temporary worker, contractor, consultant, or other person designated by the Company.
Individuals subject to this policy are responsible for ensuring that members of their household comply with this policy.
Policy Statement
Unless otherwise permitted by this policy, you must not:
•purchase, sell, gift or otherwise transfer any security of the Company while you possess material nonpublic information about the Company;
•purchase, sell, gift or otherwise transfer any security of any other company, including a customer, collaborator, supplier, partner, counterparty or an economically-linked company, such as a competitor or peer company, while you possess material nonpublic information that you obtained in connection with your employment by or service to the Company (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making an investment decision in such other company);
•directly or indirectly communicate material nonpublic information to anyone outside the Company unless you follow Company policy regarding confidential information; or

•directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.
For this purpose:
•securities includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments;
•purchase includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;
•sale includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;
•material means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and
•nonpublic means not broadly disseminated to the general public so that investors or analysts have been able to factor the information into the market price of the security.
To understand how these terms apply to specific circumstances, or for any other questions about this policy, you should ask the Chief Legal Officer or his or her designee (the “Compliance Officer”).
Quarterly Blackout Periods
The Compliance Officer and Legal Affairs personnel, with the assistance of the Human Resources department will designate, maintain and provide to the Company Stock Administrator a list of persons who (with their controlled entities and household members) must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period, except as otherwise permitted by this policy.
The quarterly blackout period:
•begins at 11:59 p.m. Eastern Time on the last trading day of the second month of each fiscal quarter; and
•ends after completion of the second trading day following the public release of quarterly or annual financial results for that quarter.
Individuals subject to the quarterly blackout periods will be advised by the Company’s Stock Administrator of the exact beginning and end dates of each blackout period.
Additional Blackout Periods
From time to time, the Compliance Officer may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this policy, and must not disclose that an additional blackout period is in effect.

You should note that the trading windows outside blackout periods are merely times when trading will be permitted absent other factors. The Compliance Officer may extend blackout periods in their discretion, and even if a blackout period is not in place, individuals may not trade in Company securities if in possession of material non-public information.
Pre-Clearance of Transactions
The Compliance Officer will designate a list of persons who (with their controlled entities and household members) must pre-clear each transaction in any security of the Company.
To submit a pre-clearance request, you must follow the procedures established by the Compliance Officer. Pre-clearance does not relieve anyone of his or her responsibility under applicable law, including the rules of the U.S. Securities and Exchange Commission.
Pre-clearance approval:
•may be granted or withheld in the sole discretion of the Compliance Officer (or the Chief Financial Officer for transactions by the Compliance Officer);
•remains subject to your independent obligation to confirm that you do not possess material nonpublic information at the time of your transaction;
•will not constitute legal advice that a proposed transaction complies with applicable law;
•will not result in liability to the Company or any other person if delayed or withheld; and
•is not required for “sell-to-cover” transactions pursuant to a policy adopted by the Company or transactions under a previously approved Rule 10b5-1 plan.
All personnel subject to Section 16 reporting are required to submit their pre-clearance requests in accordance with the advance notice and documentation requirements of the Company’s Section 16 compliance program. While the Company offers assistance to its directors and officers who are subject to Section 16 reporting, compliance with Section 16 is the individual’s personal responsibility.
Exempt Transactions
This policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:
•transactions directly with the Company;
•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this policy, except that gift transactions involving Company securities are subject to pre-clearance;
•transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units, but not broker-assisted cashless exercises of stock options or open-market sales to cover taxes upon the vesting of restricted stock units), other than the exercise of stock- or cash-settled stock appreciation rights;
•“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options); or
•transactions under a pre-cleared Rule 10b5-1 plan.
Trading Plans
The restrictions in this policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan that satisfies either:
•the conditions of Rule 10b5-1; or
•the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and
•the Compliance Officer has pre-approved.
A trading plan may be modified or terminated outside of a blackout period when you do not possess material nonpublic information. Any modifications to and terminations of a trading plan must be pre-approved by the Compliance Officer and must otherwise comply with Rule 10b5-1.
Prohibited Transactions
You may not engage in:
•short sales (i.e., sales of shares that you do not own at the time of sale);
•options trading, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
•hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities; and
•pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.
Post-Termination Transactions
If you possess material nonpublic information when your employment by or service to the Company terminates, the restrictions set forth in “Policy Statement” above continue to apply until that information has become public or is no longer material. If a termination occurs during a blackout period, the policy continues to apply to transactions in Company securities until the blackout period ends.

Policy Administration
The Compliance Officer has authority to interpret, amend and implement this policy, and may at any time in his or her discretion, prohibit or restrict any or all persons subject to this policy from trading in any Company securities. This authority includes interpreting or waiving the terms of this policy, to the extent consistent with its general purpose and applicable securities laws. The Chief Financial Officer will administer this policy as it applies to any trading activity by the Compliance Officer. Neither the Compliance Officer nor the Chief Financial Officer is obligated to approve any requested trades, and each may reject any such requests in his or her discretion.
Any person who has any questions about specific transactions may obtain additional guidance from the Compliance Officer.
Certification of Compliance
You will be required to acknowledge, at least annually, your understanding of, and agreement to, comply with the terms and provisions of this policy and confirm you have complied with this policy at all times since your last confirmation, except as otherwise disclosed in writing on the confirmation form.